Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$ 20,000,000	$2,182.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-223208
November 18, 2020
PRICING SUPPLEMENT
(To Prospectus dated February 26, 2018,
Prospectus Supplement dated February 26, 2018,
and Stock-Linked Underlying Supplement dated February 26, 2018)

Structured Investments	HSBC USA Inc.
$20,000,000
Autocallable Return Notes Linked to the Least Performing of the American Depositary Shares of Alibaba Group Holding Limited, and the American Depositary Shares of JD.com, Inc., due November 27, 2024 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing November 27, 2024.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	Any payments on the Notes are subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The American Depositary Shares of Alibaba Group Holding Limited (Bloomberg symbol: BABA) (“BABA”) and American Depositary Shares of JD.com, Inc. (Bloomberg symbol: JD) (“JD”) (each, an “Underlying” and together, the “Underlyings”)
Reference Asset Issuers:	Alibaba Group Holding Limited and JD.com, Inc.
Principal Amount:	$1,000 per Note.
Trade Date:	November 18, 2020
Pricing Date:	November 17, 2020
Original Issue Date:	November 23, 2020
Final Valuation Date:	November 22, 2024, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement
Averaging Dates:	November 18, 2024, November 19, 2024, November 20, 2024, November 21, 2024 and November 22, 2024 (the “Final Valuation Date”), subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement
Maturity Date:	November 27, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of each Underlying on any Observation Date is equal to or greater than its Initial Price or if the Final Price of the Least Performing Underlying is equal to or greater than its Trigger Price. If the Notes are called, HSBC will pay you on the applicable Call Payment Date a cash payment per Note equal to your Principal Amount plus the applicable Call Premium. No further amounts will be owed to you under the Notes.
Observation Dates:	December 1, 2021, November 25, 2022, November 24, 2023 and November 22, 2024, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	With respect to each Observation Date, three business days following the applicable Observation Date. The final Call Premium, if payable, will be paid on the Maturity Date. The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Premiums:	Expected Observation Dates / Averaging Dates*	Expected Call Payment Dates	Expected Call Premium
	December 1, 2021	December 6, 2021	$170.70
	November 25, 2022	November 30, 2022	$341.40
	November 24, 2023	November 29, 2023	$512.10
	November 18, 2024, November 19, 2024, November 20, 2024, November 21, 2024, November 22, 2024 (the Final Valuation Date)	November 27, 2024 (the Maturity Date)	$682.80
	*Each Observation Date and the Averaging Dates are subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.

Payment at Maturity:	If the Notes are not called prior to maturity, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price of the Least Performing Underlying is equal to or greater than its Trigger Price, HSBC will pay you:
$1,000 + applicable Call Premium.
If the Final Price of the Least Performing Underlying is less than its Trigger Price, HSBC will pay you:
$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price and you will lose some or all of your initial investment.
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	For each Underlying: Final Price – Initial Price
Initial Price
Trigger Price:	$154.08 for BABA, and $52.182 for JD, each of which is 60.00% of its Initial Price.
Initial Price:	$256.80 for BABA, and $86.97 for JD, each of which was its Official Closing Price on the Pricing Date.
Final Price:	For each Underlying, the arithmetic average of its Official Closing Price on each of the Averaging Dates, as determined by the Calculation Agent.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates.
CUSIP/ISIN:	40438CD73 / US40438CD731
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes.

The Estimated Initial Value of the Notes on the Trade Date is $957.90 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$6.00	$994.00
Total	$20,000,000.00	$120,000.00	$19,880,000.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

November 18, 2020

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

•	The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

•	The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Selected Purchase Considerations

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Price of each Underlying on any Observation Date is at or above its Initial Price or if the Final Price of the Least Performing Underlying is at or above its Trigger Price. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Call Premium. The Call Premiums are 17.07% of the Principal Amount if called on the first Observation Date, 34.14% of the Principal Amount if called on the second Observation Date, 51.21% of the Principal Amount if called on the third Observation Date and 68.28% of the Principal Amount if called at maturity.

Investor Suitability

The Notes may be suitable for you if:

▪     You believe that the Official Closing Price of each Underlying on at least one of the Observation Dates will be greater than or equal to its Initial Price or that the Final Price of the Least Performing Underlying will be equal to or greater than its Trigger Price.

▪     You are willing to make an investment that is exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis if its Final Price is less than its Trigger Price.

▪     You are willing to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Price of each Underlying is at or above its Initial Price.

▪     You are willing to invest in the Notes based on the fact that your maximum potential return is any Call Premium payable on the Notes.

▪     You are willing to forgo dividends or other distributions paid on the Underlyings.

▪     You are willing to hold the Notes to maturity.

▪     You do not seek an investment for which there will be an active secondary market.

▪     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You do not seek current income from your investment.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▪     You believe that the Official Closing Price of at least one Underlying on each Observation Date will be less than its Initial Price and that the Final Price of the Least Performing Underlying will be less than its Trigger Price.

▪     You are unwilling to make an investment that is exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis if its Final Price is less than its Trigger Price.

▪     You are unable or unwilling to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▪     You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Call Premium payable on the Notes.

▪     You prefer to receive dividends or other distributions paid on the Underlyings.

▪     You prefer an investment that provides upside participation in the Underlyings, as opposed to any Call Premium payable on the Notes.

▪     You seek an investment for which there will be an active secondary market.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You seek current income from your investment.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

Risks Relating to the Structure or Features of the Notes

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of each Underlying, and will depend on whether the Official Closing Price of each Underlying on the Observation Dates is at or above its Initial Price or if the Final Price of the Least Performing Underlying is at or above its Trigger Price. If the Notes are not called, HSBC will pay you the Principal Amount of your Notes plus the applicable Call Premium if the Final Price of the Least Performing Underlying is greater than or equal to its Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price.

•	REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be as short as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date. No portion of the fees and commissions described on the cover page will be repaid if the Notes are automatically called.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CALL PREMIUM, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE PRICE OF ANY UNDERLYING — If the Official Closing Price of each Underlying on any Observation Date is greater than or equal to its Initial Price or if the Final Price of the Least Performing Underlying is greater than or equal to its Trigger Price, the Notes will be called and you will receive the Principal Amount plus the applicable Call Premium, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

•	SINCE THE NOTES ARE LINKED TO THE PERFORMANCE OF EACH UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE VALUES OF EACH UNDERLYING — The Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of the other basket components, to the extent of the weightings of those components in the basket. However, in the case of the Notes, the individual performances of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of the other Underlyings. Instead, your return on the Notes will depend on the value of the Least Performing Underlying.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICES OF THE UNDERLYINGS AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE AVERAGING DATES — The Final Price of an Underlying will be the arithmetic average of its Official Closing Price on each of the Averaging Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of an Underlying appreciates during the term of the Notes other than on the Averaging Dates but then decreases on the Averaging Dates to a price that is less than its Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Underlying prior to such decrease. Although the actual price of an Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Final Price, the Payment at Maturity will be based solely on the Official Closing Prices of the each Underlying on the Averaging Dates. Similarly, whether the Call Premium with respect to an Observation Date is paid will depend on the Official Closing Price of each Underlying on that day.

•	HIGHER CALL PREMIUMS OR LOWER TRIGGER PRICES ARE GENERALLY ASSOCIATED WITH REFERENCE ASSETS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — "Volatility" refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Price of such Underlying could close below its Trigger Price, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher call premium payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Price or a higher Call Premium) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Trigger Price may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose some or all of your principal at maturity.

Risks Relating to the Reference Asset

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUERS — We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about any Underlying contained in this pricing supplement. You should make your own investigation into the Underlyings and the Reference Asset Issuers. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the SHARES of a company other than the Underlyings — Following certain corporate events relating to a Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the shares of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Terms of the Notes—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE UNDERLYINGS AND THE SHARES OF THE ISSUERS OF THE UNDERLYINGS — There are important differences between the rights of holders of the Underlyings and the rights of holders of the ordinary shares of the related issuers. Each of the Underlyings is issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary and the holders of the related Underlying, which may be different from the rights of holders of the related ordinary shares. For example, an isuser may make distributions in respect of the ordinary shares that are not passed on to the holders of the related Underlying. Any such differences between the rights of holders of the Underlying and the rights of holders of the related ordinary shares may be significant and may materially and adversely affect the value of the Underlying and, as a result, the value of the Notes.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in securities linked to the value of the common stock of a non-U.S. company involves risks associated with the home country of such non-U.S. company. The prices of such non-U.S. company’s ordinary shares may be affected by political, economic, financial and social factors in the home country of such non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. The foreign securities comprising the Underlyingss may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Underlyings and, as a result, the value of the Notes.

•	RISKS ASSOCIATED WITH EMERGING MARKETS — An investment in the Notes linked to the Underlyings will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

General Risk Factors

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE TRADE DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE

SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE TRADE DATE IS EXPECTED TO BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of an Underlying, such as stock splits and corporate actions which may affect the price of the Underlying. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of an Underlying. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of an Underlying, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the section “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of an Underlying would have. An investment in the Notes may return less than a hypothetical investment in the Underlyings.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the prices of the Underlyings, and therefore, the market value of the Notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the prices of the Underlyings and the value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	THE HISTORICAL PERFORMANCE OF THE UNDERLYINGS SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the prices of the Underlyings will rise or fall. The Underlyings will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining an Underlying in the manner described herein, and determining the amounts that we are required to pay you on the Notes, or from properly hedging our obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Observation Dates, Averaging Dates, Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of an Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Underlying;

•	the time to maturity of the Notes;

•	the dividend rate on the Underlying;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or the securities markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the prices of the Underlyings relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of an Underlying on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following terms:

Hypothetical Initial Price:	$100.00 for each Underlying
Call Premiums:	17.07% of the Principal Amount if called on the first Observation Date, 34.14% of the Principal Amount if called on the second Observation Date, 51.21% of the Principal Amount if called on the third Observation Date and 68.28% of the Principal Amount if called at maturity
Observation Dates:	December 1, 2021, November 25, 2022, November 24, 2023 and November 22, 2024
Hypothetical Trigger Price:	$60.00 for each Underlying (which is equal to 60.00% of its hypothetical Initial Price)

Example 1 — The Notes are called on the first Observation Date

Date	Official Closing Price	Payment (per Note)
First Observation Date	BABA: $130.00 (at or above Initial Price) JD: $110.00 (at or above Initial Price)	$1,170.70 (Payment upon an Automatic Call)

Total Payment: $1,170.70 (17.07% return)

Because the Official Closing Price of each Underlying is at or above its Initial Price on the first Observation Date, the Notes are called. HSBC will pay you on the applicable Call Payment Date a total of $1,170.70 per $1,000 Note, reflecting your Principal Amount plus the Call Premium of $170.70. The total return on the Notes would be 17.07%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are called on the fourth Observation Date

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	BABA: $90.00 (below Initial Price) JD: $100.00 (at or above Initial Price)	N/A

Second Observation Date to Third Observation Date	At least one Underlying below Initial Price	N/A

Averaging Dates	BABA: $130.00 (at or above Initial Price) JD: $110.00 (at or above Initial Price)	$1,682.80 (Payment upon an Automatic Call)

Total Payment: $1,682.80 (68.28% return)

Because the Official Closing Price of each Underlying is at or above its Initial Price on the third Observation Date, the Notes are called. HSBC will pay you on the applicable Call Payment Date a total of $1,682.80 per $1,000 Note, reflecting your Principal Amount plus the Call Premium of $628.80. The total return on the Notes would be 68.28%. No further amount will be owed to you under the Notes.

Example 3 — The Notes are NOT called on any of the Observation Dates and the Final Price of the Least Performing Underlying is greater than or equal to its Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	BABA: $90.00 (below Initial Price) JD: $100.00 (at or above Initial Price)	N/A

Second Observation Date to Third Observation Date	At least one Underlying below Initial Price	N/A

Averaging Dates	BABA: $85.00 (at or above Trigger Price; below Initial Price) JD: $110.00 (at or above Trigger Price)	$1,682.80 (Payment at Maturity)

Total Payment: $1,682.80 (68.28% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying is above its Trigger Price, HSBC will pay you a total of $1,682.80 at maturity per $1,000 Note, reflecting your Principal Amount plus the Call Premium of $628.80. The total return on the Notes would be 68.28%.

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Example 4 — The Notes are NOT called on any of the Observation Dates and the Final Price of the Least Performing Underlying is below its Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	BABA: $90.00 (below Initial Price) JD: $100.00 (at or above Initial Price)	N/A

Second Observation Date to Third Observation Date	At least one Underlying below Initial Price	N/A

Averaging Dates	BABA: $40.00 (below Trigger Price) JD: $110.00 (at or above Initial Price)	$1,000 × (1 + Reference Return of the Least Performing Underlying) =$1,000 × (1 + -60.00%) =$1,000 - 60.00% =$400.00 (Payment at Maturity)

Total Payment $400.00 (-60.00% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying is below its Trigger Price, HSBC will pay you a total of $400.00 at maturity per $1,000 Note. The total loss on the Notes would be 60.00%.

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Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy any of the Underlyings. All disclosures contained in this pricing supplement regarding the Underlyings are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about any Underlying that is contained in this pricing supplement. You should make your own investigation into the Underlyings.

Description of Alibaba Group Holding Limited

Alibaba Group Holding Limited provides internet infrastructure, e-commerce, online financial, and internet content services through its subsidiaries. It is organized in the Cayman Islands, and operates principally in China. Information filed by BABA with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-36614 or its CIK Code: 0001577552.

Historical Performance of BABA

The following graph sets forth the historical performance of BABA based on the daily historical closing prices from November 17, 2010 through November 17, 2020. We obtained the closing prices below from Bloomberg Professional® service (“Bloomberg”). We have not independently investigated the accuracy or completeness of the information obtained from Bloomberg.

The historical prices of BABA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Prices on the Averaging Dates. We cannot give you assurance that the performance of BABA will result in the return of any of your initial investment.

Historical Performance of BABA

Source: Bloomberg

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Description of JD.com, Inc.

JD.com, Inc. is an e-commerce company and retailer based in China. JD offers users an interactive community for ratings, discussions and reviews of products and services in its online marketplace. Information filed by JD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36450 or its CIK Code: 0001549802.

Historical Performance of JD

The following graph sets forth the historical performance of JD based on its daily historical closing prices from November 17, 2010 through November 17, 2020. We obtained the closing prices below from Bloomberg. We have not independently investigated the accuracy or completeness of the information obtained from Bloomberg.

The historical prices of JD should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Prices on the Averaging Dates. We cannot give you assurance that the performance of JD will result in the return of any of your initial investment.

Historical Performance of JD

Source: Bloomberg

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the five trading days preceding the date of acceleration will be used as the Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $6.00 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

Singapore Selling Restriction

This document has not been registered or will be registered as a prospectus with the Monetary Authority of Singapore. The notes may not be offered or sold, nor may the notes be the subject of an invitation for subscription or purchase, whether directly or indirectly, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (b) to a relevant person (as defined in Section 275(2) of the SFA) who is also an Exempt Investor pursuant to Section 275(1) of the SFA, or any Exempt Investor pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law;
(4)	as specified in Section 276(7) of the SFA; or
(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

An “Exempt Investor” refers to any person mentioned under Regulation 2 of the Securities and Futures (Capital Markets Products) Regulations 2018, under which an issuer is exempt from complying with Section 309B(1) of the SFA in relation to an offer of any capital markets products, if the offer is made to any such person.

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Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Asset Issuer is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

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